Exhibit 99.1

Fusion Pharmaceuticals Appoints Philina Lee, Ph.D., to

Board of Directors

Hamilton, ON & Boston, MA, February 11, 2021 – Fusion Pharmaceuticals Inc. (Nasdaq: FUSN), a clinical-stage oncology company focused on developing next-generation radiopharmaceuticals as precision medicines, today announced the appointment of Philina Lee, Ph.D., as a member of the Company’s Board of Directors. Dr. Lee, who currently serves as senior vice president, head of portfolio strategy at Blueprint Medicines Corporation, brings to the board 15 years of experience in the biopharmaceutical industry. She previously was head of U.S. marketing for Algeta, developer of the first marketed alpha-emitting radiopharmaceutical.

“Philina’s depth of both precision oncology and radiopharmaceutical industry experience will be valuable to us as we continue to progress our Targeted Alpha Therapies (TAT) platform and grow our pipeline of clinical candidates,” said Fusion Chief Executive Officer John Valliant, Ph.D. “Additionally, her leadership and understanding relating to the commercial launch of an alpha therapy product will provide Fusion with important organizational, strategic and operational guidance during this growth period.”

Dr. Lee joined Blueprint Medicines in 2014 and has served in positions of increasing responsibility, including leading new product strategy, establishing the commercial organization, building infrastructure to enable patient access, and leading multiple new product launches. In her current role she is responsible for providing strategic and operational leadership across the portfolio, leading the portfolio management team as well as the program leadership and program management functions.

Prior to joining Blueprint Medicines, Dr. Lee served as head of U.S. marketing at Algeta ASA, where she was the second hire in the U.S. In this role, she contributed to building the fully-integrated organization that successfully launched Xofigo® (radium-223 dichloride), a first-in-class alpha-emitting radiopharmaceutical. Algeta was acquired by Bayer AG in 2014.

Dr. Lee holds a Ph.D. from the Massachusetts Institute of Technology and a B.S. from the University of Alberta.

“I see significant potential to use Fusion’s Targeted Alpha Therapies (TAT) platform to build a strong portfolio of precision medicines,” said Dr. Lee. “I’m excited to join the board, as I share the Fusion team’s passion for improving the lives of cancer patients. I look forward to contributing to Fusion’s strategic planning and growth.”

The number of seats on the Fusion Board of Directors was increased to eight from seven immediately prior to Dr. Lee’s election.

About Fusion

Fusion Pharmaceuticals is a clinical-stage oncology company focused on developing next-generation radiopharmaceuticals as precision medicines. Employing a proprietary Fast-Clear™ linker technology, Fusion connects alpha particle emitting isotopes to antibodies and other targeting molecules in order to selectively deliver the alpha emitting payloads to tumors. Fusion’s lead program, FPI-1434, is currently in a Phase 1 clinical trial.

Contact:

Amanda Cray

Senior Director of Investor Relations & Corporate Communications

617-967-0207

cray@fusionpharma.com